Exhibit 99.1

Occam Networks, Inc. Adjourns Annual Stockholders Meeting to August 14, 2006

SANTA BARBARA, Calif.—(BUSINESS WIRE)—July 27, 2006— Occam Networks Inc. (OTCBB:OCNW - News), a supplier of innovative Ethernet and IP-based loop carrier equipment to telecommunications service providers, today announced that as of 8:00 am CDT on July 26, 2006, the scheduled start time of Occam’s 2006 annual meeting of stockholders, there were insufficient shares represented in person or by proxy to constitute a quorum for purposes of conducting business at the meeting. Under the General Corporation Law of the State of Delaware and the Company’s bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote is required to take any action at the annual meeting.

Due to the absence of a quorum, the annual stockholder meeting was adjourned to August 14, 2006 at 10:00 am Pacific Time at Occam’s principal offices located at 77 Robin Hill Road Santa Barbara, California 93117.

Company stockholders who have not yet voted are strongly encouraged to vote immediately. Stockholders may vote by completing and returning their proxy card in accordance with the instructions included in their proxy materials, or by attending the annual meeting. Shares held in street name should be voted by contacting the stockholder’s financial institution in whose name the shares are held. For further assistance, stockholders may also contact Chris Farrell, the Company’s Chief Financial Officer, at 805-692-2900.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Contact:

Occam Networks Inc., Santa Barbara

Chris Farrell, 805-692-2900

or

Stearns Johnson Communications

Joshua Steinfeld, 415-397-7600

jsteinfeld@stearnsjohnson.com

Source: Occam Networks Inc.